Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

EDGEWATER TECHNOLOGY—RANZAL, INC.

and

VERTICAL PITCH, LLC

and

DANIEL GUDAL

Dated as of December 10, 2007

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Exhibits

Exhibit A    Investment Representation and Lockup Agreement

Exhibit B    Representation and Lockup Agreement

Exhibit C    Escrow Agreement

Exhibit D    Non-Compete Agreement

Exhibit E    Key Employee Non-Compete Agreement

Exhibit F    Retention Plan Escrow Agreement

Exhibit G    Termination and General Release Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 10, 2007, by and among EDGEWATER TECHNOLOGY-RANZAL, INC., a Delaware corporation (the “Buyer”), VERTICAL PITCH, LLC, a Colorado limited liability company (the “Seller”), and DANIEL GUDAL (the “Member”). Each of Buyer, Seller and the Member are each referred to herein as a “Party” or, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller is owner of all the Acquired Assets; and

WHEREAS, upon the terms and conditions hereinafter set forth, the Seller desires to sell, and the Buyer desire to purchase, collectively, the Acquired Assets.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets”, “Acquired Accounts Receivable”, “Acquired Inventory” and “Acquired Prepaid Expenses” have the meanings set forth in Section 2.1.

“Affiliate” when used with respect to any Party hereunder, means any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, the specified party.

“Agreement” has the meaning set forth in the preamble above.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Business” means the provision of business intelligence and business performance management consulting services, including, without limitation, any Hyperion based consulting services, Hyperion based financial management consulting services and consulting services for business strategy, process and project management, financial consolidation and reporting, budgeting and planning, Hyperion System 9 migration, database design and optimization, decision support systems, executive information systems, financial applications and consolidations, management reporting and sales and marketing applications as currently conducted by the Seller.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Material Adverse Effect” means any material adverse change in, or effect on, the business, financial condition, operations, results of operations or future prospects of the Buyer, which could materially adversely affect Buyer’s ability to perform its obligations under this Agreement.

“Cash” means cash and cash equivalents (including marketable securities and short term investments).

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the Closing Date and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

“Contracts” means all agreements, contracts, leases, orders, bids, and commitments (oral and written) (including any amendments and other modifications thereto) to which the Seller is a party or which are binding on the Seller and which relate to the operation of the Business or the Acquired Assets, including without limitation, all sales contracts, purchase orders, sales orders, purchase contracts, service contracts, outstanding bids and contracts in process and sales representative or distributorship contracts.

“Customer” and “Customer List” have the meanings set forth in Section 3.18.

“Disclosing Party” has the meaning set forth in the definition of Proprietary Information.

“Employee Benefit Arrangement” means (a) any plan or arrangement providing employees, consultants, contractors or directors with any form of stock or equity options, appreciation rights, phantom interests, purchase rights or other ownership; (b) any bonus, performance or incentive compensation plan, policy, practice or arrangement providing compensation or benefits to employees, consultants, contractors or directors; or (c) any contract, policy or practice providing compensation or benefits to employees, consultants, contractors or directors that is not included in the foregoing categories or in the definition of Employee Pension Benefit Plan or Employee Welfare Benefit Plan.

“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any Multi-Employer Plan), Employee Welfare Benefit Plan or Employee Benefit Arrangement.

“Employee Pension Benefit Plan” means any Employee Pension Benefit Plan (as defined in § 3(2) of ERISA), whether or not such plan is, or is intended to be, qualified under § 401(a) of the Code, and whether or not such plan is subject to Title I, Subtitle B, Part 1, 2, 3 or 4 of ERISA.

“Employee Welfare Benefit Plan” means (a) any plan, policy, practice or arrangement providing medical, disability, life or accidental death or dismemberment benefits or subject to § 125 of the Code; (b) any plan, policy, practice or arrangement providing severance benefits, salary or wage continuation or other compensation or benefits upon termination of employment, reduction in hours, change in control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, change in employment category or similar event; (c) any plan, policy, practice or arrangement providing for service awards, tuition payments, or reimbursement for scholarship; (d) any plan, policy, practice or arrangement providing for paid time off (including, without limitation, holiday pay, sick leave, vacation, leave of absence or disability); (e) any plan, policy, practice or arrangement providing other fringe benefits not included in the foregoing categories (including, without limitation, company cars, relocation assistance and free or reduced costs, products or services); or (f) any Employee Welfare Benefit Plan (as defined in § 3(1) of ERISA) not included in the foregoing categories.

“Environment” means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

“Environmental Laws” mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.), the Clean Air Act (42 U.S.C. § 1860 et. seq.), and the Clean Water Act (33 U.S.C. § 1251 et. seq.), each, as amended or hereinafter in effect and any other federal, state, local or foreign law, regulation or legal requirement, as now or hereinafter in effect, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Material; (c) exposure of persons, including employees, to any Hazardous Material; (d) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Material; (e) the pollution, protection or clean-up of the Environment; or (f) noise.

“Environmental Liabilities” means any Liability under or related to former or current Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) loss of life, injury to persons, property or business or damage to natural resources, caused (or allegedly caused) by the presence or Release of Hazardous Materials at, on, in, under, adjacent to or migrating from the Acquired Assets, including, but not limited to, Hazardous Materials contained in building materials or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Acquired Assets; (b) the investigation and/or Remediation of Hazardous Materials that are present or have been Released at, on, in, under, adjacent to or migrating from the Acquired Assets, including, but not limited to, Hazardous Materials contained in the Acquired Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Acquired Assets; (c) loss of life, injury to persons, property or business or damage to natural resources caused (or allegedly caused) by the offsite disposal, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Materials, in connection with the ownership or operation of the Acquired Assets; and (d) the investigation and/or remediation of Hazardous Materials that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, in connection with the ownership or operation of the Acquired Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity included in the group of entities that are treated as single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan that is or has been entered into, maintained, contributed to or administered by an ERISA Affiliate. Such term also includes each Employee Benefit Plan that is or has been entered into, maintained, contributed to or administered by the Seller with respect to employees who are not employed in the Business.

“Escrow Agent”, “Escrow Fund” and “Escrow Agreement” have the meanings set forth in Section 2.4(d).

“Estimated Closing Date Balance Sheet” means the estimated balance sheet of the Seller, as of the close of business on the Closing Date, prepared in accordance with GAAP, and delivered to the Buyer within three (3) business days prior to the Closing Date.

“Excluded Accounts Receivable” has the meaning set forth in Section 2.2(k).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(g).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exhibits” means the exhibits to this Agreement.

“Final” or “finally,” when applied to a decision, approval or act of any Governmental Authority, means that the decision, approval or act has occurred, purports to be the final resolution and is unappealable by any Person, including exhaustion of all administrative and judicial appeals or remedies and the running of time periods and statutes of limitation for rehearing and judicial review.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority, but excluding any subsequent owner of the Sites (if otherwise a Governmental Authority under this definition).

“Hazardous Material” or “Hazardous Materials” means oil, petroleum and/or petroleum by-products and hazardous materials or wastes, air emissions, hazardous or toxic substances, wastewater discharges and any chemical, material or substance or other emissions that may give rise to liability under, or is listed or regulated under, applicable Laws as a “hazardous” or “toxic” substance or waste, or as a contaminant, or is otherwise listed or regulated under applicable Laws because it poses a hazard to human health or the environment, except that ordinary office materials, consumables and supplies used by the Seller in the ordinary course of its business so long as such items are used for their intended purpose and in amounts reasonable for such purposes (such items being collectively, “Office Materials”) shall not be considered to be “Hazardous Material”.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means all domestic and foreign patents and registered and unregistered trade names, fictitious names, logos, brand names and trade expressions, copyrights, trademarks (and associated goodwill), processes, software, proprietary and/or branded products, know-how, trade secrets, service marks and patents, and other proprietary rights, and licenses and applications for any of the foregoing, used by the Seller in the operation of the Business or necessary to the operation of the Business.

“Interim Financials” has the meaning set forth in Section 3.5.

“Key Employee” shall mean each of Matthew S. DeCarlo, Steven A. Down, Peter J. Fugere, Thomas Saretsky, William B. King, Robert C. Sanders and Charles E. MacKendrick.

“Key Employee Retention Plans” means the Vertical Pitch, LLC 2003 Phantom Equity Plan and the Vertical Pitch, LLC Phantom Equity Plan II dated January 1, 2006, each as amended from time to time;

“Knowledge” an individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after conducting a reasonable inquiry or investigation concerning the truth or existence of such fact or other matter, with such reasonable inquiry to mean the investigation that a reasonably prudent manager (or applicable Person) would conduct to determine the accuracy of such matter in accordance with the reasonable scope of duties and responsibilities of such manager existing on the Closing Date.

“Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinances, common laws, or treaties, of any federal, state, local, municipal and foreign, international, or multinational government or administration and related agencies.

“Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include any (i) lien which is included within the Assumed Liabilities, or (ii) which is for taxes on real or personal property which is not yet due and payable, to the extent such taxes are properly accrued on the Preliminary Closing Date Balance Sheet (the “Permitted Encumbrances”).

“Losses” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means any change in, or effect on, the Business or the Acquired Assets that is materially adverse or could be materially adverse to the financial condition, operations, results of operations or future prospects of the Business as operated on the Closing Date; provided that any such change or effect that is cured to the reasonable satisfaction of the Buyer (as evidenced by written notice from the Buyer) prior to Closing shall not be considered a Material Adverse Effect.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-Compete Agreement” has the meaning set forth in Section 2.6(c)

“Office Materials” has the meaning set forth in the definition of Hazardous Materials.

“Parent” shall mean Edgewater Technology, Inc.

“Party” and “Parties” have the meanings set forth in the preamble above.

“Permits” means all certificates, licenses, permits, approvals, consents, orders, exemptions, decisions and other actions of a Governmental Authority pertaining to the Seller and the Business, or the ownership, operation or use of the Acquired Assets.

“Permitted Encumbrances” has the meaning set forth in the definition of Lien.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Practice Directors” shall mean each Key Employee, David Brown and Kurt Schletter.

“Proprietary Information” means all information about any Party (the “Disclosing Party”) or its properties or operations furnished to any other Party (the “Receiving Party”) or its Representatives by the Disclosing Party or its Representatives, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a nonconfidential basis from a Person, other than the Disclosing Party or its Representatives, whom, to the Receiving Party’s knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives, or (d) the Disclosing Party discloses to others on a non-confidential basis.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchase Consideration Adjustment” means, subject to final determination as set forth in Sections 2.4(g) and (h), the difference between (a) the sum of the Acquired Accounts Receivable , net of reserves (all as reflected on the Estimated Closing Date Balance Sheet), less the total amount of the Assumed Liabilities (as reflected on the Estimated Closing Date Balance Sheet) and (b) One Million Seven Hundred Thousand ($1,700,000.00) dollars.

“Receiving Party” has the meaning set forth in the definition of Proprietary Information.

“Release” means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Material).

“Remediation” means any or all of the following activities to the extent they relate to or arise from the presence of Hazardous Materials at the Sites: (a) monitoring, investigation, assessment,

treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites under Environmental Laws that no material additional work is required by such Governmental Authority; (e) obtaining a written opinion of a licensed professional, as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required to address Hazardous Materials at the Sites; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence of Hazardous Materials at the Sites.

“Representative” means, as to any Person, such person’s Affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants).

“Required Consent” shall have the meaning set forth in Section 3.3.

“Retention Plan Escrow Agreement” shall have the meaning set forth in Section 2.4(j).

“Schedule” means a schedule to this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller’s Knowledge” means that the Member or any Practice Director has Knowledge of a particular fact or other matter.

“Sites” means the real property and improvements forming a part of, or used or usable in connection with real property otherwise owned, leased or occupied by the Seller. Any reference to the Sites shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Sites, and any reference to items “at the Sites” shall include all items “at, on, in, upon, over, across, under and within” the Sites.

“Member” and “Member” have the meanings set forth in the preamble above.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person who is not a Party, an Affiliate of a Party, a Representative of a Party, a Representative of an Affiliate of a Party or a shareholder of any of a Party, a Party’s Affiliate or a Party’s Representative.

“Third Party Claim” has the meaning set forth in Section 8.4.

“Transaction Documents” shall mean the Lockup Agreement, the Representation and Lockup Agreement, the Non-Compete Agreement, the Key Employee Non-Compete Agreement, the Escrow Agreement, the Retention Plan Escrow Agreement, and the Termination and General Release Agreement.

“Transferred Employees” has the meaning set forth in Section 5.2(a).

“Vendor” and “Vendor List” have the meanings set forth in Section 3.18

“Year End Balance Sheet” and “Year End Financials” have the meanings set forth in Section 3.5(a)

Section 2. Acquisition by Buyer.

2.1 Purchase and Sale of Acquired Assets. The Seller shall cause the sale and transfer to the Buyer, and the Buyer shall purchase, at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any Liens, all of the right, title and interest that the Seller possesses, in and to the following assets (collectively, the “Acquired Assets”):

(a) all fixed assets, including vehicles, machinery, equipment and furniture and other personal property owned or used by the Seller in the operation of the Business (excluding any personal residences or personal property owned by the Member or the Seller’s employees and used in connection with the operation of the Business by the Seller (the “Seller’s Personal Property”), including, but not limited to, those fixed assets reflected on Schedule 2.1(a) (such Schedule 2.1(a) to include, to the extent applicable, the make, model, year and serial number of each piece of equipment listed thereon), but excluding any real property and improvements thereto owned by Seller and any leased assets which Buyer elects not to assume in writing;

(b) all notes and accounts receivable (billed and unbilled), retentions and miscellaneous receivables of the Seller relating to the Business or arising from the operations of the Seller, excepting only the Excluded Accounts Receivable (the “Acquired Accounts Receivable”);

(c) all inventory, including all materials and supplies, relating to the Business or resulting from the operation of the Business (the “Acquired Inventory”);

(d) Seller’s prepaid expenses (the “Acquired Prepaid Expenses”);

(e) all of Seller’s right, title and interest in and to all customer purchase orders, customer accounts, customer contracts, bids and other rights to provide services or materials to customers of Seller, in existence as of the Closing Date;

(f) the sole and exclusive right, title and interest in and to any and all customer and vendor lists of Seller including, but not limited to the lists of customers and vendors attached as Schedules 3.18(a) and 3.18(b);

(g) all business files and records of the Seller relating to the Acquired Assets and/or the Business, including, without limitation, all sales order files, systems order files, purchase order files, customer lists and records and copies of all legal, accounting and tax records relating to the Acquired Assets and/or the Business;

(h) all Intellectual Property relating to the Business, including, without limitation, all proprietary and/or branded products of Seller (including all documentation, formulae or other materials relating to such products), all royalties, rights and interests in connection with any license of such Intellectual Property and including all of Seller’s right, title and interest in and to the name “Vertical Pitch, LLC” or all of Seller’s right, title and interest in and to any other name which is derivative thereof or similar thereto and all tradenames or trade expressions utilized by Seller in the course of the operation of the Business;

(i) all of Seller’s right, title and interest in and to the web site www.verticalpitch.com, including any all computer hardware, computer software (including source code, object code and documentation) and all other equipment, assets or property relating thereto or used in connection with the Business;

(j) all of Seller’s right, title and interest in and to all telephone numbers used by Seller in the course of the Business and any and all right, title and interest of Seller in and to any domain names, e-mail addresses or worldwide internet addresses utilized by Seller in the course of the Business, all as set out in Schedule 2.1(j);

(k) all Contracts which are in effect on the Closing Date, excepting only the Excluded Contracts;

(l) all exclusive distribution rights, marketing rights and similar rights held by or granted to Seller and any and all Contracts evidencing such rights or relating thereto;

(m) all right, title and interest in the Permits relating to the operation of the Business, to the extent transferable;

(n) all of Seller’s catalogs, manuals, marketing materials and advertisements and promotional materials;

(o) all other properties, assets of every nature, kind and description, tangible or intangible, whether accrued, contingent or otherwise, related to or used or held for use in connection with the Business, as the same may exist on the Closing Date except only for the Excluded Assets; and

(p) all goodwill of the Seller relating to the Acquired Assets and the Business.

2.2	Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the sale contemplated hereby the following assets (collectively, the “Excluded Assets”):

(a) all Cash;

(b) the Purchase Price;

(c) any current or deferred federal, foreign, state or local income and franchise Taxes receivables;

(d) all minute books and other governance documents of the Seller;

(e) all membership interest of the Seller;

(f) any leased assets or leased real property of Seller which Buyer has elected not to assume, as set forth on Schedule 2.2(f);

(g) all insurance policies that relate to coverage periods prior to the Closing Date, excluding any insurance policies that have any cash surrender values or other similar monetary amounts related to such insurance policies to the extent that such amounts are reflected on the Preliminary Closing Date Balance Sheet;

(h) any Contracts which the Buyer has elected not to assume as set forth on Schedule 2.2(h) (the “Excluded Contracts”);

(i) all claims against any third party, which claims are directly related to or directly arising out of any indemnification by the Buyer against the Seller or the Member and which claims do or could form the basis for a claim of contribution from such third party;

(j) the Seller’s Personal Property; and

(k) the accounts receivable due and owing the Seller from IXYS, Corp., as of the Closing Date (the “Excluded Accounts Receivable”).

2.3	Assumed and Excluded Liabilities.

(a) On the terms and subject to the conditions set forth herein, from and after the Closing, the Buyer will assume and satisfy or perform when due (the “Assumed Liabilities”):

(i) The accrued payroll, accrued bonuses, accrued rent expense and accounts payable of the Seller existing as of the Closing Date to the extent all such amounts were incurred in the ordinary course of business, consistent with past practice, which are reflected in the Estimated Closing Date Balance Sheet, and which shall be accepted by Buyer in writing at the Closing;

(ii) Any accruals or accounts payable not included in the Preliminary Closing Date Balance Sheet that result in a post-Closing Purchase Price adjustment pursuant to Section 2.4 below and which accrual or accounts payable are included in the Final Closing Date Balance Sheet;

(iii) Any purchase money security interests or lease obligations relating to the fixed assets of Seller acquired by Buyer and which are set forth on Schedule 2.3(a)(iii).

(b) Except for the Assumed Liabilities, the Buyer does not and shall not assume and shall not be liable for any Liabilities of the Seller and/or the Member (collectively, the “Excluded Liabilities”), including without limitation, the following:

(i) Liabilities arising out of any events, acts or omissions of the Seller or the Member, or arising out of, relating to or resulting from the Seller’s ownership and use of the Acquired Assets or its conduct of the Business;

(ii) Environmental Liabilities and Remediations arising out of events, acts or omissions of the Seller, the Member or any of their Affiliates, employees, servants or agents;

(iii) Liabilities relating to claims or litigation involving or relating to the Seller and/or the Member for (1) any property damage claims and personal injury claims arising from the products sold or services provided by the Seller; (2) product liability, warranty or customer claims arising from products sold or services provided by the Seller; and (3) the litigation described on Schedule 3.11;

(iv) any intercompany indebtedness or payables existing on the Closing Date between the Seller and any of its Affiliates;

(v) Taxes attributable to Seller or its operation of the Business;

(vi) any Liabilities of the Seller arising under or relating to the Key Employee Retention Plans;

(vii) Liabilities with respect to any Company Plan (as defined in Section 3.15), Multiemployer Plan or ERISA Affiliate Plan (including, for this purpose, any Employee Benefit Plan to which the Seller or an ERISA Affiliate previously contributed to or maintained); and

(viii) Without limiting the generality of the foregoing, all other liabilities, contracts, commitments, costs or expenses or other obligations of Seller or the Member of any nature whatsoever, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise whether or not related to the Acquired Assets or the operation of Business, except only for the Assumed Liabilities.

Seller, Member and Buyer expressly agree that Seller and the Member shall remain fully (jointly and severally) liable for the satisfaction and payment of the Excluded Liabilities, whether or not specifically referenced in this Section 2.3(b), and that Buyer shall have no obligation with respect thereto. Without in any manner limiting the generality of the foregoing, Buyer does not assume, and shall not be or become liable for any obligations of the Seller or the Member, excepting only for the Assumed Liabilities. Seller and the Member shall take all necessary action to insure that any and all Excluded Liabilities are paid and discharged by Seller and the Member in a prompt and timely fashion.

2.4	Purchase Price; Payment.

(a) Subject to the provisions of this Section 2.4, the aggregate purchase price payable by the Buyer for the Acquired Assets (the “Purchase Price”) shall be the Closing Consideration described in Section 2.4(b) and the Escrow Fund.

(b) At the Closing, subject to the Purchase Consideration Adjustment, and the other terms and conditions of this Agreement, (i) the Buyer shall deliver to the Seller, Twelve Million Six Hundred Thousand ($12,600,000.00) Dollars in cash (the “Upfront Consideration”) and (ii) the Buyer shall cause its Parent to deliver to the Seller Seven Hundred Eighty Eight Thousand Four Hundred Thirty Six (788,436) shares of the Parent’s Common Stock (the “Closing Shares”), as calculated in accordance with Section 2.4(i) below. The Upfront Consideration and the Closing Shares are collectively referred to herein as the “Closing Consideration”.

(c) At the Closing, the Parent and the Seller shall execute a stock restriction agreement (the “Lockup Agreement”) in substantially the form of Exhibit A attached hereto, and each participant under the Key Employee Retention Plans receiving Closing Shares shall execute a stock restriction agreement (the “Representation and Lockup Agreement”) in substantially the form of Exhibit B attached hereto.

(d) At the Closing, Buyer shall deliver One Million Four Hundred Thousand ($1,400,000.00) Dollars (the “Escrow Upfront Consideration”) and shall cause the Parent to deliver Eighty Seven Thousand Six Hundred Four (87,604) shares of the Parent’s Common Stock (the “Escrow Shares”), as calculated in accordance with Section 2.4(i) below (collectively the “Escrow

Fund”) to TD Banknorth N.A. (the “Escrow Agent”), to be held by the Escrow Agent in escrow pursuant to the terms and conditions of an escrow agreement of even date herewith (the “Escrow Agreement”) in substantially the form of Exhibit C attached hereto. At the Closing, Buyer, Seller and Member shall execute the Escrow Agreement. The Escrow Fund is intended to provide Buyer with security for the indemnification obligations of the Seller and the Member pursuant to Section 9 of this Agreement. Prior to the release by the Escrow Agent of any or all of the Escrow Fund to the Seller, the Seller shall provide evidence to the Buyer, in its sole and absolute discretion, that the participants under the Key Employee Retention Plans shall receive, directly from the Escrow Agent, the payments (the “Post-Closing Retention Plan Payments”) due to participants under the Key Employee Retention Plans resulting from the release to the Seller of any of the Escrow Fund in accordance with the Escrow Agreement. Within five (5) Business Days after the earlier of: (i) the date on which the Post-Closing Retention Plan Payments have been made; or (ii) the date on which the Buyer and the Seller agree in writing that no Post-Closing Retention Plan Payments are required to be made, the remainder of the Escrow Fund (if any) shall be released by the Escrow Agent to the Seller.

(e) The Seller shall deliver within three (3) business days prior to the Closing Date the Estimated Closing Date Balance Sheet. If the Purchase Consideration Adjustment based on the Estimated Closing Date Balance Sheet is greater than $0, the Upfront Consideration shall be increased on a dollar-for-dollar basis. If the Purchase Consideration Adjustment based on the Estimated Closing Date Balance Sheet is less than $0, the Upfront Consideration shall be decreased on a dollar-for-dollar basis.

(f) Within ninety (90) days from the Closing Date, Buyer shall prepare and provide to the Seller a balance sheet of the Company, as of the close of business on the Closing Date, prepared in accordance with GAAP (the “Preliminary Closing Date Balance Sheet”). The Seller may submit to Buyer, not later than fifteen (15) days from receipt of the Preliminary Closing Date Balance Sheet from Buyer, a list of amounts or the components of the Preliminary Closing Date Balance Sheet with which the Seller disagrees, if any (a “Dispute Notice”). If no Dispute Notice is provided prior to such date, the Preliminary Closing Date Balance Sheet shall be deemed to have been accepted and agreed to by the Seller and Member, shall be referred to as the Final Closing Date Balance Sheet, and shall be final and binding on the parties to this Agreement. In the event Seller has delivered a Dispute Notice, Buyer and the Seller shall thereafter for a period of up to twenty (20) days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to the Boston, Massachusetts Office of Grant Thornton, LLP (the “Final Adjustment Auditor”), which shall be retained to resolve any such dispute, the expenses of which shall be shared one-half by Buyer and one-half by the Seller and Member. The determination of such Final Adjustment Auditor shall be final and binding on the parties hereto, absent manifest error.

(g) If the Purchase Consideration Adjustment, as finally determined based upon the Final Closing Date Balance Sheet (determined pursuant to the procedures set forth in Section 2.4(f)), is less than the Purchase Consideration Adjustment determined based on the Estimated Closing Date Balance Sheet (such difference, if any, referred to herein as the “Reduced Purchase

Consideration Adjustment”), the Seller and Member shall, on or within fifteen (15) days after the Final Closing Date Balance Sheet becomes final and binding, pay to Buyer in cash the amount of the Reduced Purchase Consideration Adjustment.

(h) If the Purchase Consideration Adjustment, as finally determined based upon the Final Closing Date Balance Sheet (determined pursuant to the procedures set forth in Section 2.4(f)), is greater than the Purchase Consideration Adjustment determined based on the Estimated Closing Date Balance Sheet (such difference, if any, referred to herein as the “Additional Purchase Consideration Adjustment”), the Buyer shall, jointly and severally, on or within fifteen (15) days after the Final Closing Date Balance Sheet becomes final and binding, pay to the Seller and Member in cash the amount of the Additional Purchase Consideration Adjustment.

(i) The number of Closing Shares to be delivered to the Seller at Closing under Section 2.4(b)(ii) is derived by dividing Five Million Four Hundred Thousand ($5,400,000.00) Dollars by the average closing share price of the Common Stock of the Parent for the thirty (30) consecutive trading days (the “30 Day Trailing Average”) ending on the last business day immediately prior to the date of the Closing as reported on the NASDAQ. The number of Escrow Shares to be delivered to the Escrow Fund at Closing under Section 2.4(d) is derived by dividing Six Hundred Thousand ($600,000.00) Dollars by the 30 Day Trailing Average. At the Closing, the Buyer shall provide to the Seller a calculation in reasonable detail setting forth the calculation of the 30 Day Trailing Average and the number of the Closing Shares and the Escrow Shares, respectively.

(j) At the Closing, each participant under the Key Employee Retention Plans shall receive from the Closing Consideration the aggregate amount of the Upfront Consideration (excepting only any portion in connection with the Purchase Consideration Adjustment) and Closing Shares necessary to satisfy in full all obligations of the Seller to each participant under the Key Employee Retention Plans at the Closing, consisting of: (1) payment to each participant under the Key Employee Retention Plans of the cash payment required thereunder to be made by the Seller to such participant on the Closing Date in connection with the Closing, net of the amounts required under applicable Law to be withheld from such payment; (2) the transfer of the Closing Shares to be received by each participant under the Key Employee Retention Plans (subject to each such participant executing and delivering a Representation and Lockup Agreement), and (3) payment to the applicable Governmental Authorities of the income and payroll Taxes required under applicable Law to be deposited by the Seller with respect to such payments and transfer of the Closing Shares. Any portion of the Closing Consideration due and owing to participants under the Key Employee Retention Plans to be paid subsequent to the Closing (the “Post-Closing Retention Plan Payments”) shall be deposited (the “Retention Plan Escrow Deposit”, together with any interest and income earned thereon (collectively, the “Retention Plan Escrow Funds”)), at the Closing, into an escrow account (the “Retention Plan Escrow Account”) established with the Escrow Agent pursuant to an escrow agreement to be entered into on the Closing Date by the Escrow Agent, Buyer, the Seller, and the Member (the “Retention Plan Escrow Agreement”), to fund the payment of the Post-Closing Retention Plan Payments.

2.5 The Closing. Unless otherwise agreed to by the Parties, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be conducted electronically with exchange of executed documents via telefax, email or similar means (followed by mutual exchange of original executed documents), or in such other manner or form that the parties may mutually agree upon. The date of Closing is hereinafter called the “Closing Date” and shall be effective for all purposes herein as of 12:01 a.m. eastern time on the Closing Date.

2.6 Deliveries by the Seller and Member at the Closing. At the Closing, the Seller and Member shall deliver the following to the Buyer, duly executed and properly acknowledged, if appropriate:

(a) such deeds, bills of sale, assignments and other instruments as shall be reasonably sufficient to transfer title of the Acquired Assets to the Buyer on the terms and conditions set forth herein;

(b) the Escrow Agreement executed by the Seller and the Member;

(c) a non-compete agreement executed by the Seller and Member substantially in the form attached hereto as Exhibit D (the “Non-Compete Agreement”);

(d) a non-compete agreement executed by each Key Employee substantially in the form attached hereto as Exhibit E (the “Key Employee Non-Compete Agreement”);

(e) the Retention Plan Escrow Agreement executed by the Seller and the Member substantially in the form attached hereto as Exhibit F;

(f) the Lockup Agreement executed by the Seller and the Representation and Lockup Agreement executed by each participant under the Key Employee Retention Plans receiving any Closing Shares and Buyer’s standard form employee confidentiality and non-solicitation agreement executed by each participant under the Key Employee Retention Plans;

(g) copies of all consents, waivers or approvals obtained by Seller with respect to the sale of the Acquired Assets or the consummation of the transactions contemplated by this Agreement;

(h) a Termination and General Release from the Member substantially in the form of Exhibit G attached hereto (the “Release”);

(i) Buyer’s standard form confidentiality and non-disclosure agreement executed by each of the Transferred Employees, such agreement to be in form and substance, satisfactory to Buyer;

(j) unanimous written consent resolutions of the Member authorizing the consummation of the transactions contemplated hereby;

(k) a certificate of the Member of the Seller which shall identify by name and title and bear the signature of the officers of the Seller authorized to execute and deliver this Agreement and instruments attached as exhibits hereto;

(l) an opinion from counsel to the Seller, dated the Closing Date and reasonably satisfactory in form and substance mutually agreeable to the Seller, and to the Buyer and its counsel;

(m) a Certificate of Good Standing of the Seller issued by its state of incorporation within a reasonable time prior to Closing;

(n) evidence, satisfactory to Buyer stating that all Taxes due and payable by Seller have been paid in full and that Seller is in good standing for each state in which Seller maintains a place of business issued by the appropriate state department of revenue or other similar government agency;

(o) a General Release of the Buyer and the Parent from each participant under the Key Employee Retention Plans, in form and substance reasonably satisfactory to the Buyer; and

(p) all such other instruments of sale, transfer, conveyance, assignment or assumption as the Buyer and its counsel may reasonably request in connection with the sale of the Acquired Assets or assumption of the Assumed Liabilities; and

(q) all of the Required Consents.

2.7 Deliveries by the Buyer at the Closing. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller and Member, properly executed and acknowledged, if appropriate:

(a) the Escrow Agreement executed by Buyer;

(b) the Lockup Agreement executed by Parent;

(c) the Retention Plan Escrow Agreement;

(d) a copy, certified by the Secretary or Assistant Secretary of the Buyer, of resolutions authorizing the execution and delivery of this Agreement and instruments attached as exhibits hereto, and the consummation of the transactions contemplated hereby;

(e) a certificate of the Secretary or Assistant Secretary of the Buyer which shall identify by name and title and bear the signature of the officers of the Buyer authorized to execute and deliver this Agreement and instruments attached as exhibits hereto;

(f) a Certificate of Good Standing of the Buyer issued by its state of incorporation within a reasonable time prior to Closing.

2.8 Allocation of the Purchase Price. Within one hundred twenty (120) days after the Closing, Buyer shall provide to Seller and Member a schedule (the “Purchase Price Allocation Schedule”), which shall be subject to approval by Seller and Member (such approval not to be unreasonably withheld, delayed or conditioned) which sets forth the allocation of the Purchase Price among the assets of the Company. In the event of any dispute between Buyer, on the one hand, and Seller and Member, on the other hand, with respect to the Purchase Price Allocation Schedule, the parties shall use commercially reasonable efforts to resolve all such disputed items within fifteen (15) days after the receipt by Seller and Member of the Purchase Price Allocation Schedule. If the parties are unable to resolve all disputed items within such fifteen (15) day period, they shall jointly engage the Boston, Massachusetts office of Grant Thornton, LLP (the “Accountants”) and submit the disputed items to the Accountants for resolution. The Accountants shall act as experts, and not as arbitrators, and shall determine only those items in dispute on the Purchase Price Allocation Schedule. Promptly, but no later than thirty (30) days after their engagement for such purpose, the Accountants shall deliver a written report to the Buyer and the Seller and Member as to the resolution of the disputed items. The Purchase Price Allocation Schedule, either as approved by Seller and Member, or as determined by the Accountants as provided above, shall be final and binding upon all parties and Buyer and the Seller and Member shall each use the Purchase Price Allocation for all relevant tax purposes. The fees and expenses of the Accountants incurred in connection with the resolution of disputes pursuant to this Section 2.8 shall be allocated among Buyer, on the one hand, and the Seller and Member, on the other hand, in proportion to the relative aggregate dollar amounts of disputed items that are determined adversely to the Buyer, on the one hand, and the Seller and Member, on the other hand, by the Accountants.

Section 3. Representations, Warranties and Disclaimers of the Seller and Member. The Seller and the Member, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are true, correct and complete as of the Closing Date.

3.1 Organization of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority (a) to own or to hold under lease the property it purports to own or to hold under lease, and (b) to operate its properties and to conduct the Business as now being conducted by Seller. Seller is duly qualified or licensed to transact business as a foreign limited liability company and is in good standing in every jurisdiction in which any property is owned by leased by Seller or payroll is paid by Seller or the nature of the Business conducted by Seller makes such qualification necessary. Attached hereto as Schedule 3.1 is a list setting forth the states in which Seller is currently transacting business as a foreign limited liability company. Seller has no subsidiaries and does not own any securities issued by any other business corporation or other entity. The equity securities of Seller consists of membership interests, of which one hundred (100%) percent of such membership interests are issued and outstanding. The Member is the only equity holder of Seller, and the Member owns all of the issued and outstanding membership interests of Seller as set forth above, free and clear of any claims, assessments, liens or other encumbrances. There are no preemptive rights, options, warrants, conversion privileges or other rights or agreements presently outstanding for the purchase or acquisition from Seller of any of its authorized but unissued membership interests. Neither Seller nor the Member has granted any Person other than Buyer any right (including, but not limited to, any right of first refusal) or option to purchase or otherwise acquire any of the Acquired Assets, and there exists no agreement or contract with respect to any such purchase or acquisition. Seller’s federal employer identification number (FEIN) is as written on the signature page hereof.

3.2 Authorization of Transaction. The Seller has the power and authority (including full power and authority as a limited liability company) to execute and deliver this Agreement and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Seller to authorize and permit the due execution and valid delivery by the Seller of this Agreement and the instruments required to be duly executed and validly delivered by the Seller pursuant hereto, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated herein, have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by the Seller and Member and constitutes the legal, valid and binding obligation of the Seller and Member, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles. The Member expressly covenants and agrees to vote all of his membership interests of Seller in such manner as to authorize all transactions leading up to and including the transactions contemplated by this Agreement.

3.3 Noncontravention. Except as set forth on Schedule 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which the Seller or any of its property is subject, (b) violate or conflict with any provision of the articles of organization or operating agreement of the Seller, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract included in the Acquired Assets or result in the imposition of any Lien upon any of the Acquired Assets. Each consent listed on Schedule 3.3 shall constitute a “Required Consent”. No registration, declaration or filing with, or consent, approval, order or authorization of, or other action by any governmental authority or any person, firm or entity is required on the part of the Seller in connection with the execution and delivery of this Agreement, the consummation of transactions contemplated by this Agreement and/or the Seller’s performance of its obligations hereunder.

3.4 Brokers’ Fees. Except as set forth on Schedule 3.4, neither the Seller nor Member has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5	Financial Statements.

(a) Attached as Schedule 3.5 is (i) Seller’s unaudited balance sheet as of December 31, 2006 (the “Year End Balance Sheet”) and the related unaudited statements of income and cash flow for the twelve (12) month period ended December 31, 2006 (collectively, the “Year End Financials”) and (ii) Seller’s unaudited balance sheet as of September 30, 2007 and the related unaudited statements of income and cash flow for the nine (9) month period that ended September 30, 2007 (collectively, the “Interim Financials”). The Year End Financials and the Interim Financials are true and correct in all material respects and, other than as set forth on Schedule 3.5, have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Year End Financials and Interim Financials present fairly the financial condition and operating results of Seller as of the dates and during the periods indicated therein.

(b) There exist no Liabilities with respect to the Business including without limitation, Liens with respect to the Acquired Assets, except (i) as reflected or reserved on the Interim Financials, or (ii) Liabilities that were incurred in the ordinary course of business after the date of the Interim Financials.

3.6 No Undisclosed Liabilities. Seller has no liability or obligation of any nature (whether matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise) except as set forth on the Year End Financials or the Interim Financials, other than those liabilities arising in the ordinary course of Seller’s business since the date of the Interim Financials, and all liability reserves established by Seller and set forth thereon are adequate for all such liabilities at the respective dates thereof. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March, 1995 (“FAS No. 5”) which were not adequately provided for on the Year End Financials or the Interim Financials, respectively, as required by FAS No. 5.

3.7 Absence of Changes. Except as set forth on Schedule 3.7, since December 31, 2006, the Business has been operated in the ordinary course and there has not been:

(a) any Material Adverse Effect in the assets, financial condition or results of operations of the Business;

(b) any casualty, whether or not covered by insurance, other than a casualty relating solely to the Excluded Assets;

(c) any Liability incurred by the Business other than Liabilities incurred in the ordinary course of business;

(d) any payment, discharge or settlement of any claim against or obligation or Liability of the Seller except in the ordinary course of business, consistent with past practice;

(e) except in the ordinary course of business or the sale or transfer of worn out or obsolete assets, any sale, transfer or disposal of any assets (other than the Excluded Assets);

(f) any write-down or write off of any assets other than in the ordinary course of business or any revaluation of any of the Acquired Assets by Seller;

(g) any pledge, mortgage or encumbrance of any assets except for Permitted Encumbrances;

(h) any capital expenditures or commitment to make any capital expenditure by the Seller in any individual case in excess of $5,000.00 or in the aggregate in excess of $10,000;

(i) any change in any accounting methods, policies or practices of the Seller;

(j) any forgiveness or cancellation of debts or waiver of any claims or rights of Seller;

(k) except in the ordinary course of business and consistent with past practice any change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any employee;

(l) any failure to pay any Liabilities in the ordinary course of business;

(m) any mortgage, pledge or other encumbrance of any asset of Seller;

(n) any transaction by Seller, except in the ordinary course of business, consistent with past business practice;

(o) any labor dispute which has affected or may affect the financial condition, the Acquired Assets or the business of Seller;

(p) any amendment or termination of any contract, agreement or license to which Seller is a party, except in the ordinary course of business, consistent with past business practice;

(q) any loan by Seller to any person or entity, or guaranty by Seller of any loan;

(r) any other event or condition of any character that has or might reasonably have a Material Adverse Effect;

(s) any agreement, commitment or understanding, whether in writing or not, to take any of the actions specified in this Section 3.7.

3.8 Legal and Other Compliance. Seller has operated from its inception, and will continue to operate through the Closing Date legally and in compliance with all conditions and requirements of all applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, policies, guidelines, orders, franchises, authorizations and consents. Neither the Seller nor the Member has received notice of any asserted past or present failure to comply with any law, ordinance, regulation, permit, order or requirement. Neither the Seller nor the Member are in violation of any order, writ, decree or judgment of any Governmental Authority. Except as disclosed on Schedule 3.8, the Seller possesses all Permits required under applicable Laws to carry on the Business as currently conducted.

3.9 Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by the Seller on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by the Seller or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet in accordance with GAAP or the Seller’s books and records on or prior to the Closing Date. All deposits required by law, rule or regulation to be made by the Seller with respect to employees’ withholding Taxes have been duly made, and as of the Closing Date all such deposits due will have been made. The Seller has delivered to the Buyer true and complete copies of all of its state and federal income Tax returns for the fiscal periods ended December 31, 2005 and December 31, 2006 and all reports and results of income Tax audits, if any, related thereto. No examination of any Tax return of the Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax return.

3.10 Insurance. Schedule 3.10 hereof sets forth a complete and accurate list of all insurance policies of the Seller maintained by Seller currently and during the three (3) years preceding the Closing Date and the following information with respect to each insurance policy maintained by the Seller: (i) the name of the insurer and the name of each insured party; (ii) the policy number and the period of coverage; (iii) a description of the scope and the amount of coverage; and (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements. Each such policy is currently in full force and effect, all premiums due and payable with respect thereto have been paid in full, the Seller is not in breach or default under the terms of any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit any termination, modification, or acceleration under the policy. Seller has at all times since its inception carried insurance adequate in character and amount, with commercially reasonable insurers in respect of its properties, assets and Business and has complied with all applicable terms and conditions, including payment of premiums, with respect to such insurance policies. Neither Seller nor the Member has received notification from any insurance carrier denying or disputing the amount of any claim, or regarding the possible cancellation of or premium increases with respect to any policies.

3.11 Litigation. Except as disclosed on Schedule 3.11, there is no action, suit, investigation, claim, arbitration or litigation pending or to the Seller’s Knowledge, threatened against the Seller, the Member, the Acquired Assets, the Business or the transactions contemplated by this Agreement, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and the Seller is not operating under or the subject of any order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority, except prior judgments which have been fully discharged. There are no existing claims, or to the Seller’s Knowledge, threatened claims, nor are there any facts upon which a claim could be based against Seller, other than those claims reflected on the Interim Financials.

3.12 Material Contracts and Arrangements. (a) Schedule 3.12 lists:

(i) All leases, contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property (real or personal) is bound which involves payments or receipts by the Seller of more than $5,000.00 in any single case or which the performance of which will extend over a period of one (1) year.

(ii) Any agreement entered concerning a partnership or joint venture pursuant to which the Seller is bound or obligated to perform services.

(iii) All loan agreements, indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound that will have not have been terminated or satisfied as of the Closing Date.

(iv) All agency, distributor, sales representative and similar agreements to which the Seller is a party or by which the Seller or any of its property is bound.

(v) All agreements concerning confidentiality, non-competition or proprietary rights pursuant to which the Seller and/or the Member are bound.

(vi) All profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement (written or oral) of the Seller for the benefit of its current or former directors, officers, and employees.

(vii) All collective bargaining agreements pursuant to which the Seller is bound or subject.

(viii) All agreements of the Seller for the employment of any individual on a full-time, part-time, consulting or other basis.

(ix) All agreements that will not have been terminated or satisfied as of the Closing Date under which the Seller has advanced or loaned any amount to any of its directors,

officers and employees, or which the Seller has received any loan or advance from any of its directors, officers and employees.

(x) Any other agreement (or group of related agreements), the performance of which involves consideration in excess of $10,000.00.

(xi) Any agreement under which the consequences of a default or termination could have a Material Adverse Effect.

(xii) All agreements between the Seller and the Member or their respective Affiliates, which will not be terminated or satisfied as of the Closing Date.

The agreements listed on Schedule 3.12 in respect of clauses (i) through (xii) are collectively referred to herein as the (“Material Agreements”).

(b) True, complete and correct copies of all of the Material Agreements have been furnished by the Seller and the Member to the Buyer. All of the Material Agreements are validly existing, legally enforceable obligations of the parties thereto, and the Seller is validly and lawfully operating its business under the Material Agreements. The Seller has duly complied with all of the terms and conditions of the Material Agreements in all material respects and has not done or performed any act which would invalidate or materially impair its rights under any of the Material Agreements. There is no pending assertion or claim that operations pursuant to any Material Agreement have been improperly conducted or maintained, or which would invalidate or materially impair the rights of the Seller, or materially increase the costs of the Seller, under any of the Material Agreements. Except as set forth on Schedule 3.12(b), since September 30, 2007, the Seller has not amended or terminated any Material Agreement or entered into any Material Agreement. Each Material Agreement calling for the performance of services can be satisfied or performed by the Seller without any loss to it. No party to any Material Agreement (including the Seller) is in breach or default of the provisions of such Material Agreement, and no event has occurred which with notice or lapse of time would constitute a breach of default, or permit termination, modification or acceleration under the respective Material Agreement.

3.13	Assets and Property.

(a) The Acquired Assets, together with the Excluded Assets, constitute all the assets used by the Seller in the operation of the Business. Except as set forth on Schedule 3.13(a), the Seller has title to the Acquired Assets it purports to own, free and clear of all Liens, claims and encumbrances, and valid leasehold interests in all Acquired Assets it purports to lease, except only for the Permitted Encumbrances.

(b) Set forth on Schedule 3.13(b) is a list of all real property owned, leased or otherwise used by the Seller in connection with the Business. All such real property has been, is being and can be used in material compliance with all local, state and federal zoning, planning and use laws, ordinances, regulations and restrictions.

(c) Schedule 3.13(c) hereof contains an accurate and complete description of all Intellectual Property used by the Seller in the operation of the Business. The Seller owns or has the right to use, and, except as set forth on Schedule 3.13(c), has the right and power to sell and license said Intellectual Property. Neither said Intellectual Property nor the use thereof by the Seller nor any products manufactured, distributed or sold by the Seller, nor the conduct or operation of the Business, infringes upon any patents, trademarks, copyrights or any other intellectual property rights of any Person. No claims have been asserted by any Person with respect to the Intellectual Property or challenging or questioning the validity of any of the Intellectual Property, and to the Seller’s Knowledge, there is no valid basis for any such claim. There has never been, nor is there currently any infringement of any of Intellectual Property by any Person. All licenses for software to which the Seller is a party or which are binding on the Seller are set forth on Schedule 3.13(c) hereof.

3.14 Employees. Attached hereto as Schedule 3.14 is a true and accurate list of the names and addresses of all officers, directors, employees, agents and representatives of Seller with respect to the Business and their respective rates of compensation (including annual bonuses) of each of the foregoing together with the anticipated date of salary review and all accrued vacation, sick leave, bonuses or other compensation due such persons. Except as set forth in Schedule 3.14, Seller does not have any written employment contracts or consulting arrangements currently in effect that are not terminable at will. Except as disclosed on Schedule 3.14, the Seller is not a party to any collective bargaining agreements. With respect to all employees and any Persons retained as independent contractors, the Seller has complied with all federal, state, foreign and local laws and regulations respecting employment, employment discrimination, employment practices, terms and conditions of employment, payroll and withholding taxes, wages and hours, and occupational safety and health in the work place. Except as set forth on Schedule 3.14: (i) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or strike, lockout, dispute or work stoppage pending or threatened against or involving the Seller, (ii) no union organization campaign is in progress or threatened against the Seller, (iii) no charges, audits, investigations, or complaint proceedings are pending, threatened, before the Equal Employment Opportunity Commission or any state, local or federal agency responsible for the prevention of unlawful employment practices with respect to the Seller, and, there have been no actions taken or conditions caused by any employees or officers of the Seller that would give rise to any such complaint or charge, and (iv) the Seller has not received notice of the intent of any federal, state or local agency to conduct an audit or an investigation of or relating to or including such employees, independent contractors, or employment practices, and no such investigations are currently in progress. With respect to any collective bargaining agreement to which the Seller is bound, as identified and set forth on Schedule 3.14, the Seller has complied with all of the terms thereof and with all side agreements, letters of understanding and arbitration decisions. There are no pending or threatened grievances, arbitrations or other claims for enforcement of such agreements. There is no verbal or written, agreement with any labor organization which: (i) purports to bind any successor of the Seller to the agreement’s terms; (ii) purports to bind any present or future Affiliate of the Seller based upon direct or indirect ownership, management or control; (iii) purports to bind the Seller to subsequent agreements or amendments entered into by any multi-employer group or employer bargaining representative other than the Seller; or (iv) purports to bind the Seller to any collective bargaining agreements covering work performed outside the territorial jurisdiction of the local union which is signatory to the agreement identified in Schedule 3.14.

3.15	ERISA and Related Matters.

(a) Set forth on Schedule 3.15(a) is a list of each Employee Benefit Plan, which is or has been entered into, maintained, contributed to, or participated in, by the Seller or that currently covers any employee or former employee of the Seller (the “Company Plans”). Except as set forth in Schedule 3.15(a), none of the Company Plans is (i) a “defined benefit pension plan” as defined in Section 3(35) of ERISA or (ii) subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(b) All the Company Plans comply in form and operation in all respects with all applicable requirements of Law, the terms of the Company Plans, and the terms of any applicable collective bargaining agreement. Each Company Plan that is intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, met the requirements for qualification, in form and operation in all respects, and the Seller has provided to the Buyer a true and correct copy of the most recent determination letter issued by the Internal Revenue Service with respect to any such qualified Company Plans, and any subsequent determination letters with respect to any amendments to any such Company Plans.

(c) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Company Plans that would result in any material tax or penalty. There have been no changes in the financial condition of the Company Plans from that stated in the annual report (as described in Section 103 of ERISA) most recently filed for each such Company Plan.

(d) Except as described in Schedule 3.15(d), there are no actions, lawsuits, arbitrations, audits, inquiries, investigations, proceedings or claims (other than routine claims for benefits made in the ordinary course and qualified domestic relations or medical child support orders) pending, threatened with respect to any Company Plan or the operation thereof (whether brought or threatened to be brought by or against a participant or beneficiary, a trustee, a plan administrator, the Seller, any ERISA Affiliate or any director, officer or employee thereof and including matters pending before or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority), and to the Seller’s Knowledge, there are no facts which could give rise to any such action, lawsuit, arbitration, audit, inquiry, investigation, proceeding or claim

(e) The Acquired Assets are not subject to any Liens under ERISA or the Code, and, no event has occurred, or condition exists, which could subject any of the Acquired Assets to any future liability, obligation or Lien with respect to any Company Plan, Multiemployer Plan or ERISA Affiliate Plan (including, for this purpose, any Employee Benefit Plan to which the Seller or any ERISA Affiliate previously contributed to or maintained). Buyer will not assume, incur or succeed to any liability or obligation with respect to any Company Plan or ERISA Affiliate Plan as a result of this Agreement or the transactions contemplated thereby.

(f) Except as set forth in Schedule 3.15(f), the Seller did not contribute or have any obligation to contribute to any Multiemployer Plan with respect to any Transferred Employee. To the Seller’s Knowledge, no event has occurred with respect to any Multiemployer Plan to which the Seller or any of its ERISA Affiliates contribute or have contributed to on behalf of a Transferred Employee, that can reasonably be expected to constitute a “withdrawal” or “partial withdrawal” (as such terms are defined under Title IV of ERISA) with respect to any such Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.

(g) Each Transferred Employee will be timely notified of any rights he or she may have under Section 4980B of the Code as a result of the Closing.

(h) Provided Buyer shall offer employment to those persons employed by the Seller as of the Closing Date who are listed on Schedule 5.2(a), no Company Plan would give rise to any severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement.

3.16 Related Party Transactions. Except as set forth on Schedule 3.16, the Seller has not made or entered into any agreement, loan, contract, lease, commitment or understanding with any officer, director, employee, or the Member of the Seller, or with any Affiliate of the Seller, with respect to which the Buyer may have any continuing rights or obligations after Closing.

3.17	Environmental Matters. Except as disclosed on Schedule 3.17:

(a) The Seller is in compliance with all Environmental Laws.

(b) The Seller is in possession of all permits, licenses and approvals required by or pursuant to all Environmental Laws and such permits, licenses and/or approvals are in full force and effect.

(c) There are no pending or, or the Seller’s Knowledge, threatened, legal actions, suits, orders, claims, or other proceedings, or any unresolved written notices of violation, requests for information, demands, citations or notice of responsibility against or directed to the Seller arising out of:

(i) the current or past presence, use and/or Release of Hazardous Materials at or from or onto the Sites; or

(ii) the offsite disposal, storage or treatment or other handling of Hazardous Materials originating from the Sites and/or the business operations of the Seller; or

(iii) any violation of any Environmental Laws arising out of or resulting from the business and/or operations of the Seller.

(d) There have been no Releases of Hazardous materials in reportable quantities on, from or beneath the Sites.

(e) The Sites do not contain any:

(i) underground tanks or vessels used for the storage of Hazardous Materials, including but not limited to underground treatment or storage tanks;

(ii) dumps, landfills, waste impoundments or other permanent waste disposal areas;

(iii) PCBs in concentrations regulated by the federal Toxic Substances Control Act;

(iv) asbestos; or

(v) lead based paint.

(f) As requested by the Buyer, the Seller will provide reasonable assistance to the Buyer, to the extent permissible under applicable law, in transferring to the Buyer such permits, licenses, certificates and approvals as the Seller has obtained under Environmental Laws, if any, for its ongoing operations.

(g) The Seller has provided the Buyer with any and all environmental reports, including, but not limited to all environmental site assessments, environmental audits, consultant reports or similar types of documents or reports relating in any way to the Sites.

3.18	Customers and Vendors.

(a) Attached hereto as Schedule 3.18(a) is a true, complete and accurate list (the “Customer List”) of all of Seller’s customers (the “Customers”). All of Seller’s right, title and interest in and to such Customers, the Customer List and all other customer lists shall be transferred to Buyer at the Closing. Except as set forth on Schedule 3.18(a), to Seller’s Knowledge, no Customer appearing on the Customer List has refused (or threatened to the Seller to refuse) to continue to do business with Seller or will refuse to do business with the Buyer after the Closing Date on the same terms and conditions as Seller did business with such Customer prior to the Closing. Except as set forth on Schedule 3.18(a) there has no Material Adverse Effect (during the twelve (12) months preceding the Closing Date) on the business relationship between the Seller and any Customer identified in Schedule 3.18(a).

(b) Attached hereto as Schedule 3.18(b) is a true and accurate list (the “Vendor List”) of all of Seller’s Vendors (the “Vendors”). To Seller’s Knowledge, no Vendor appearing on the Vendor List has refused to (or threatened to the Seller to refuse to) continue to do business with Seller or will refuse to do business with Buyer after the Closing Date on the same terms and conditions as Seller did business with such Vendor prior to the Closing. Except as set forth on Schedule 3.18(b) there has been no Material Adverse Effect (during the twelve (12) months preceding the Closing Date) on the business relationship between the Seller and any Vendor identified on the Vendor List.

3.19 Accounts Receivable and Accounts Payable. Except as set forth on Schedule 3.19, all of the Acquired Accounts Receivable: (i) arose out of bona fide, arms length transactions, (ii) are in all respects valid receivables subject to no rights of set off or counterclaims, (iii) are current and collectible, and (iv) will be collected in accordance with their terms at their recorded amounts. Except as set forth on Schedule 3.19, there is no debtor with respect to any of the Acquired Accounts Receivable that has refused or threatened to refuse to pay its obligations for any reason, no debtor with respect to any Acquired Account Receivable is insolvent or bankrupt and none of the Acquired Accounts Receivable are pledged to any Third Party by Seller. The accounts payable to be assumed by Buyer in accordance with the Section 2.3(a) of this Agreement represent bona fide claims by vendors or creditors for products, sales, work actually performed or other charges arising on or before the Closing Date, arose out of bona fide, arms length transactions and, except as set forth on Schedule 3.19, are not past due.

3.20 Condemnation. Neither the Seller nor the Member has received any notice from any Governmental Authority of any pending or to the Seller’s Knowledge, threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Acquired Assets.

3.21 Full Disclosure. No representation, statement or information made or furnished by Seller or the Member to Buyer, including, but not limited to, those contained in this Agreement, and the various Schedules and Exhibits to this Agreement, or in any other representation, information and statements furnished by Seller or the Member to Buyer, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the representation, information or statement not misleading.

Section 4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are true, correct and complete as of the Closing Date.

4.1 Organization of the Buyer. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization of Transaction. The Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to the approval of the Board of Directors of Buyer, to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the due execution and valid delivery by the Buyer of this Agreement and the instruments required to be duly executed and validly delivered by the Buyer pursuant hereto, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated herein, have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

4.3 Non-contravention. Subject to the approval of the Board of Directors of Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which the Buyer is subject, (b) violate or conflict with any provision of the articles of incorporation or bylaws of the Buyer, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that could not reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

4.5 Approvals. No registration, declaration or filing with, or consent, approval, order or authorization of, or other action by any Governmental Authority or any other person, firm or entity is required on the part of Buyer in connection with the execution and delivery of this Agreement.

4.6 Litigation. There is no claim, action, suit, litigation, proceeding or investigation pending or, to the Buyer’s Knowledge, threatened against Buyer concerning this Agreement or any of the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby.

Section 5. Covenants. The Parties agree as follows:

5.1 Further Assurances. At any time and from time to time after the Closing, at the request of a Party, any other Party will execute and deliver such instruments of sale, assignment and confirmation and take such action as may be reasonably necessary to consummate more effectively the transactions contemplated by this Agreement.

5.2 Employee Matters.

(a) The employees of Seller identified on Schedule 5.2(a) shall be offered “at-will” employment by Buyer to be effective as of the close of business on the Closing Date. Each employee of the Seller who is offered employment by the Buyer shall be terminated by Seller effective as of the close of business on the Closing Date and thereafter employed as a “new hire” by Buyer, and each such employee hired by Buyer is referred to hereafter as a “Transferred Employee.” Any employee of Seller who is not hired by the Buyer shall remain an employee of the Seller and may be terminated by the Seller, in its discretion. Nothing contained herein shall be deemed to affect or to limit in any way the prerogative of Buyer to terminate the employment of any Transferred Employee or to change, modify, suspend or terminate any term of employment (including, any compensation or benefit plan, policy, program or arrangement offered or provided by Buyer to any Transferred Employee) or to create in, or grant to, any Transferred Employee any third party beneficiary rights or claims, or any cause of action of any kind or nature.

(b) The Seller shall cooperate as may reasonably be requested by the Buyer with respect to effecting the transition of the Transferred Employees to Buyer.

(c) The Seller shall be responsible for any legally mandated continuation of health care coverage for any employee of the Seller, including the Transferred Employees, and/or their dependents who have a loss of health care coverage due to a qualifying event on or before the Closing Date.

(d) With respect to any Transferred Employees, the Buyer will assume any accrued, but unpaid and/or unused benefits under any Company Plans (including, without limitation, any Company Plan that provides for vacation leave, sick leave, holiday leave or other leaves of absence); provided the same have been properly accrued on the Estimated Closing Date Balance Sheet. Seller shall be solely responsible for any severance or other similar benefits payable to any employee, including any Transferred Employee, on account of the transactions contemplated hereby under any severance plans, programs or arrangements which Seller may have maintained or is alleged to have maintained.

(e) No provision of this Section shall create any third party beneficiary rights in any person or organization, including without limitation, any Transferred Employee, or any employee or former employee (including any beneficiary or dependent thereof) of the Seller, or other representatives of such Transferred Employees, employees or former employees, or trustees, administrators, participants or beneficiary of any employee benefit plan, and no provision of this Section shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement of the Buyer or the Seller.

5.3 Cooperation after Closing.

(a) Investigation and Litigation Cooperation. The Buyer and the Seller agree to reasonably cooperate with each other in connection with any investigation by any Governmental Authority, litigation or regulatory or other proceeding which may continue or arise following the Closing Date and which relates to the operation of the Seller or the Business prior to the Closing Date. In the event and for as long as any Party actively is prosecuting, contesting or defending any action, suit, grievance, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any third party in connection with or related to the Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, the Transferred Employees, or the non-Transferred Employees, the other Party will reasonably cooperate with such contest or defense and make reasonably available its personnel, records and information applicable to such matter as may be necessary in connection with prudent handling of such prosecution, contest, or defense, at the prosecuting, contesting, or defending Party’s expense (unless otherwise entitled to indemnification therefore pursuant to this Agreement).

(b) Collection of Accounts Receivable. It is the intent and agreement of the Parties hereto that Buyer shall be entitled to all income generated from the Acquired Accounts Receivable and the contracts. If any Customer, with respect to any account receivable or contract which belongs to the Buyer pays the Seller, the Seller shall remit to the Buyer, within ten (10) days of the receipt thereof by the Seller, all payments so received from such Customer. Seller and the Member shall, at no expense to Buyer, provide such reasonable cooperation and assistance as may be requested by Buyer from time to time to assist with the collection of any amounts due with respect to any of the Acquired Accounts Receivable or any of the contracts to be transferred by Seller to Buyer pursuant to this Agreement. Such cooperation shall include, but not be limited to, reviewing the books and records with respect to any Customer, assisting with communications with any Customer, and appearing as a witness in any legal proceedings relating the collection of any amounts relating to such Acquired Accounts Receivable or contract. Buyer shall collect all of the Acquired Accounts Receivable for its account in accordance with its reasonable business practices and applicable law, but shall not be required to bring any action or take any extraordinary steps to collect any such Acquired Accounts Receivable. Any Acquired Accounts Receivable of Seller not collected by Buyer within ninety (90) days of the Closing Date shall, at Buyer’s option, be reassigned to Seller, and Buyer may, at its option, (i) request the escrow agent to release from the Escrow Fund (in accordance with the terms of the Escrow Agreement) the amount of such uncollected receivables from the Escrow Fund, if available, or (ii) if the remaining balance of the Escrow Fund is insufficient to cover the amount of such uncollected receivables, then the Buyer may pursue its remedies under Section 9 below; provided, however, that (i) the Seller’s Liability Basket and the Seller’s Liability Cap and (ii) any exceptions set on Schedule 3.19 shall not apply to or limit any of the Buyer’s remedies with respect to such uncollected receivables.

(c) Vertical Name. Simultaneously with the Closing, the Seller shall cause the name of the Seller to be changed to a name that does not include the words “Vertical Pitch” or any derivative thereof. As a condition to Closing, Seller shall deliver a copy of such amendment, as filed.

Section 6. Intentionally deleted.

Section 7. Confidentiality.

(a) Each Receiving Party will treat and hold as confidential all of the Proprietary Information, refrain from using any of the Proprietary Information except in connection with this Agreement and transactions contemplated hereby, and deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information which are in its possession. For purposes of this Section 7, following the Closing, the Seller shall be deemed a Receiving Party (and the Buyer shall be deemed a Disclosing Party) of all Proprietary Information relating to the Acquired Assets. In the event that the Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, including, without limitation, the Seller’s Approval processes, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Proprietary Information to any tribunal or else stand liable for contempt, then the Receiving Party may disclose the Proprietary Information to the tribunal; provided, however, that the Receiving Party shall use its best efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.

(b) The obligations of the Receiving Party contained in this Section 7 shall be in full force and effect for a period of three (3) years after (i) the date hereof or (ii) the termination of this Agreement, whichever occurs later, provided, however, that effective as of Closing, the Buyer shall be entitled to use and disclose Proprietary Information in connection with its operation of the Business and the provisions of this Section 7 shall apply to the Buyer only to with respect to Proprietary Information of the Seller not related to the Business.

(c) Upon the Disclosing Party’s prior written approval (which will not be unreasonably withheld), the Receiving Party may provide Proprietary Information to any Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein. The Receiving Party will seek confidential treatment for such Proprietary Information provided to any such Governmental Authority and the Receiving Party will notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information.

Section 8. Tax Cooperation. The Buyer and the Seller will cooperate fully with each other in connection with (i) the preparation and filing of any Federal, state, local or foreign Tax Returns for the operations of the Business prior to the Closing Date, and (ii) any audit examination by any Governmental Authority of the returns referred to in clause (i). Such cooperation shall be limited to the furnishing or making available of records, books of account or other materials of the Business necessary or helpful for the defense against assertions of any taxing authority as to any Tax Returns which include operations of the Business prior to the Closing Date; provided, however, that the Party furnishing such material shall be reimbursed by the other Party hereto for the reasonable associated costs and expenses thereof as shall be mutually agreed upon by such Parties.

Section 9. Survival, Effect of Closing and Indemnification

9.1 Survival of Representations and Warranties; Survival of Covenants and Agreements. All representations and warranties of the Parties contained in this Agreement shall survive for a period of two (2) years after the Closing, unless waived in writing by the party for whose benefit such representations and warranties have been given; provided, however, that (i) if an Indemnified Party provides proper notice to the Indemnifying Party hereunder of any matter within the scope of an Indemnifying Party’s indemnity obligation within such two (2) year period, the Indemnified Party may pursue its claim for indemnification after such two (2) year period, in which case the representation or warranty on which it is based shall survive until such claim is resolved, and (ii) the representations and warranties of the Seller and the Member set forth in Section 3.2 and the second sentence of Section 3.13(a) shall survive the Closing indefinitely (the “Indefinite Representations”) and (iii) the representations and warranties of the Seller and the Member set forth in Sections 3.9, 3.15 and 3.17 (the “SOL Representations”, and with the Indefinite Representations, collectively the “Surviving Representations”) shall survive until the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement that by their terms survive the Closing or termination of this Agreement, as the case may be, shall survive the Closing.

9.2	Indemnity by the Seller and Member.

(a) The Seller and the Member hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer and its Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, dues, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including, without limitation, reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damage, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the “Losses”) (whether or not resulting from a Third Party Claim) that results from:

(i) any breach of a representation or warranty made by Seller or the Member in or pursuant to this Agreement;

(ii) any default in the performance of any of the covenants or agreements made by Seller or the Member in this Agreement or any of the Transaction Documents;

(iii) any failure of Seller and/or the Member to pay, discharge, or perform any of the Excluded Liabilities, or any asserted liability resulting from any dispute or claim against Buyer concerning any of the Excluded Liabilities; and

(iv) the operations or business of Seller, or any act or omission of Seller or its Member, or Seller’s directors, officers, employees, consultants, or agents.

(b) Notwithstanding anything to the contrary contained herein, (i)the Buyer shall not be entitled to indemnification from the Seller and/or Member until such time as the claims of indemnification by the Buyer exceed, in the aggregate, $100,000.00 (the “Seller Liability Basket”), but then for the full amount of the claims, and (ii) in no event shall the amount that the Buyer is entitled to indemnification from the Seller or the Member exceed Thirteen Million ($13,000,000.00) Dollars (the “Seller Liability Cap”). Notwithstanding the foregoing, the Seller Liability Basket and the Seller Liability Cap, each as set forth in this Section 9.2(b) shall not apply to any claims of Buyer, including any claims for indemnification by the Buyer: (i) in connection with any willful or intentional breach by the Seller and/or Member of this Agreement or any other agreement, instrument or document executed or delivered by the Seller and/or Member hereunder, (ii) in connection with any fraud by the Seller or the Member related to the transactions contemplated hereby, (iii) in connection with any breach of any covenant or agreement of Seller and/or Member contained in this Agreement or any of the Transaction Documents, (iv) in connection with the Purchase Consideration Adjustment, (v) in connection with any obligations of Seller and/or Member under Section 5.3(b), (vi) in connection with any breach of, or inaccuracy in, any of the representations and warranties of Seller and/or Member set forth in Sections 3.1, 3.2, 3.3(c), 3.4, 3.9, the second sentence of 3.13, 3.15 and/or 3.19 (without giving effect to any exceptions to the representations made in Section 3.19 set forth on Schedule 3.19), or (vii) any Taxes imposed, or threatened to be imposed, on the Buyer with respect to, or arising out of, the operations of the Business on or prior to the Closing Date.

9.3 Indemnity by the Buyer.

(a) Except as otherwise provided in this Agreement, the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and the Member against and in respect of all Losses (whether or not resulting from a Third Party Claim) that result from:

(i) the conduct of the Business after the Closing Date (except for the Excluded Liabilities);

(ii) any breach of the representations, warranties, covenants and agreements of the Buyer under this Agreement; or

(iii) the Assumed Liabilities.

(b) Notwithstanding anything to the contrary contained herein, (i) the Seller and Member shall not be entitled to indemnification from the Buyer until such time as the claims of indemnification by the Seller and the Member exceed, in the aggregate, $100,000.00 (the “Buyer Liability Basket”), but then for the full amount of the claims, and (ii) in no event shall the amount that the Seller or the Member is entitled to indemnification from the Buyer exceed Thirteen Million ($13,000,000.00) Dollars (the “Buyer Liability Cap”). Notwithstanding the foregoing, the Buyer Liability Basket and the Buyer Liability Cap, each as set forth in this Section 9.3(b) shall not apply to any claims of Seller or the Member, including any claims for indemnification by the Seller or Member: (i) in connection with any willful or intentional breach by the Buyer of this Agreement or any other agreement, instrument or document executed or delivered by the Buyer hereunder, (ii) in connection with any fraud by the Buyer related to the transactions contemplated hereby, (iii) in connection with any breach of any covenant or agreement of Buyer contained in this Agreement or any of the Transaction Documents, (iv) in connection with the Purchase Consideration Adjustment, (v) in connection with any breach of, or inaccuracy in, any of the representations and warranties of Buyer set forth in Sections 4.1, 4.2, 4.3, and/or 4.4, or (vi) any Taxes imposed, or threatened to be imposed, on the Seller or the Member with respect to, or arising out of, the operations of the Business subsequent to the Closing Date.

9.4 Matters Involving Third Parties.

(a) If any Third Party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as, (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claims, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

(d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with or obtain the consent from any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.5 Right of Release or Offset. Notwithstanding anything to the contrary contained herein, in the event that the Seller and/or Member shall become obligated to pay any sum hereunder to Buyer, Buyer shall first request the Escrow Agent to release from the Escrow Fund (at the option of the Buyer from either the Escrow Shares or the Escrow Upfront Consideration), the aggregate of all amounts which are due and owing from Seller and/or Member to Buyer pursuant to this Section 9, subject to the terms of the Escrow Agreement, and shall exhaust the Escrow Fund prior to seeking any other monetary remedies set forth in this Agreement. In the event that the Escrow Fund is not sufficient to satisfy any sum due or payable to Buyer, Buyer shall be entitled to offset and deduct from any other monies due and owing the Seller or Member the amount of such deficiency. The foregoing notwithstanding, nothing herein shall limit the right of the Buyer to seek equitable or injunctive relief in lieu of or in addition to any rights and remedies afforded to the Buyer pursuant to this provision.

9.6 Subrogation of Buyer. In the event that Buyer shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Seller on or prior to the Closing Date, the Buyer shall be and hereby is subrogated to any rights of the Seller under such insurance coverage, timely assert a claim against such insurance policy and shall, in addition, the Buyer shall be entitled to receive any insurance proceeds which the Seller may receive on account of any such liability or damage.

9.7 Other Indemnification Provisions. The parties agree that the amount of any indemnification payment otherwise required to be made by any indemnifying party hereunder shall be determined net of insurance proceeds on an “after tax” basis. In particular, the amount of an indemnification payment shall be (i) the amount of the Loss with respect to any particular indemnifiable claim (determined without regard to insurance proceeds or tax incident), (ii) less any insurance payments received by the indemnified party attributable to such Loss, (iii) less the present value of any tax benefits to the indemnified party attributable to deducting the amount of the Losses, and (iv) plus the present value of any tax judgment to the indemnified party attributable to including taxable income receipt or accrual of the insurance proceeds. In the event that the present value of the tax benefit or detriment cannot be ascertained because it depends on future events, the indemnification payment shall be made assuming the tax benefit or detriment is zero, and appropriate adjustment shall be made among the parties in the future at such time as the tax benefit or detriment is ascertainable.

9.8 Exclusive Remedy. The remedies provided for in this Section 8 shall be the sole and exclusive remedies of the Parties hereto and their Affiliates and their respective equity owners, trustees, officers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement.

Section 10. Miscellaneous

10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Third Party.

10.3 No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between the Parties, or impose a trust, partnership or fiduciary duty on or with respect to either Party. Neither Party is or shall act as or be the agent or representative of the other Party.

10.4 Entire Agreement. This Agreement (including any other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.5 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. As used herein, the term “successor” shall include, but not be limited to, any successor by way of merger, consolidation, share exchange, sale of all or substantially all of its assets, or similar reorganization. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of the other Parties.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Buyer:	With a copy to:

Edgewater Technology-Ranzal, Inc.	Aaron A. Gilman, Esq.
20 Harvard Mill Square	Devine, Millimet & Branch, P. A
Wakefield, MA 01880	300 Brickstone Square
Attention: Kevin R. Rhodes, CFO	Ninth Floor
Telecopy: (781) 246-5901	Andover, MA 01810
Telecopy (978) 470-0618

If to the Seller:	With a copy to:

Vertical Pitch, LLC	Tim Scott, Esq.
216 South Rainbow Trail	Minor & Brown
Golden, CO 80401	650 South Cherry Street
Attention: Daniel Gudal, President	Suite 1100, Cherry Creek Plaza
Telecopy: 303-496-1718	Denver, CO 80246
Telecopy: (303) 320-6330

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Consent to Jurisdiction. With respect to enforcement of (i) an award pursuant to Section 10.17 or (ii) specific performance or other equitable relief pursuant to Section 10.16, each of the Parties consents to the nonexclusive jurisdiction of any local, state or federal court located within the State of Delaware, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby. The Parties each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conviens.

10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.13 Transfer Fees and Expenses. Seller shall be solely responsible for the payment of any and all fees, charges or taxes incurred in connection with the transfer of any of the Acquired Assets by Seller to Buyer. Whether or not the transactions contemplated hereby shall be consummated, each of the Parties hereto will bear its or his own costs and expenses and will pay for all services rendered to it in facilitation of the transactions contemplated hereby, including, without limitation attorneys’ and accountants’ fees.

10.14 Construction. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the Closing Date. The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

10.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

10.16 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to seek injunctive and other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled to hereunder, or at law or in equity.

10.17 Dispute Resolution. The parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by referring any such matter to their respective chief executive officers (or similar officer) for resolution. Either Party may give the other Party written notice of any dispute or claim, and within ten (10) days after delivery of said notice, the executives will meet at a mutually acceptable time and place (and thereafter as often as they reasonably deem necessary) to exchange information and to attempt to resolve the dispute or claim. In the event that a dispute or claim between the Parties cannot be resolved within thirty (30) days after the initial meeting of the executives regarding such dispute or claim, such dispute or claim shall, at the request of either party, after providing written notice to the other Party, be submitted to binding arbitration in Boston, Massachusetts in accordance with the arbitration rules of the American Arbitration Association (“AAA”) then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The Parties shall mutually select an arbitrator experienced in resolving commercial contract disputes. If the Parties are unable to agree upon an arbitrator within ten (10) days of the receipt of notice from the party submitting the matter to arbitration, the Parties shall cause the AAA to submit to each Party a list of seven (7) qualified potential arbitrators. Each Party shall rank each arbitrator in order of its preference within ten (10) days after receipt of such list. The AAA shall appoint as the arbitrator the person with the highest priority match between the two Parties; provided, however, that in the case of a tie, the arbitrator shall be selected by a coin toss. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided, however, that each Party shall pay for and bear the cost of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Both Parties agree to use Commercially Reasonable Efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after selection of the arbitrator. Any decision may include any remedy contemplated by this Agreement and any allocation of the fees and expenses of such arbitration deemed just and equitable by the arbitrator; provided, however, the arbitrator shall not be entitled to award punitive, exemplary, consequential or similar damages. Nothing contained in this Section 10.17 shall limit either Party’s right to seek specific performance or other equitable relief.

10.18 Attorneys’ Fees. If any Party shall commence any action or proceeding against another Party in order to enforce the provisions hereof or to recover damages as a result of the alleged breach of any provision hereof, the prevailing Party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including without limitation reasonable attorneys’ fees.

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.

EDGEWATER TECHNOLOGY-RANZAL,

INC.

By:  /s/  Kevin R. Rhodes

Name:  Kevin R. Rhodes

Title:  Treasurer & Secretary

VERTICAL PITCH, LLC

By:  /s/  Daniel Gudal

Name:  Daniel Gudal

Title:  President

FEIN No.:  20-0405623

MEMBER

/s/  Daniel Gudal

Daniel Gudal